Exhibit T3A-139.1

State of Delaware Secretary of State Division of Corporations Delivered 08:16 AM 12/14/2009 FILED 08:13 AM 12/14/2009 SRV 091094516 – 2335257 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

SHERATON TUNICA CORPORATION

Sheraton Tunica Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

1. The Board of Directors of the Corporation has duly adopted a resolution setting forth an amendment to the Certificate of Incorporation of the Corporation. The resolution setting forth the amendment is as follows:

RESOLVED, that Article 1 of the Certificate of Incorporation of the Company shall be deleted and restated in its entirety to read as follows:

“1. The name of the corporation is Tunica Roadhouse Corporation.”

2. The amendment of the Certificate of Incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed, signed and acknowledged this Certificate of Amendment of Certificate of Incorporation this 9th day of December 2009.

/s/ Jonathan S. Halkyard
Jonathan S. Halkyard
Senior Vice President and Treasurer